Exhibit 99.1

QTS Realty Trust, Inc.

EMPLOYEE STOCK PURCHASE PLAN

The purpose of the QTS Realty Trust, Inc. (“QTS” or the “Company”) Employee Stock Purchase Plan ("Plan") is to provide eligible employees of QTS the opportunity to purchase shares of the Company's Class A common stock, $0.01 par value ("Common Stock"). The Plan is designed to facilitate the accumulation of Common Stock by QTS employees thereby aligning the economic interests of QTS employees with the economic interests of QTS shareholders. The Plan is effective July 1, 2015.

1. Administration. The Plan will be administered by the Company's Board of Directors (the “Board”) or by a committee of one or more persons appointed by the Board (the "Administrator"). The Administrator has the discretionary authority to interpret the Plan and to adopt and implement rules and regulations for the administration of the Plan, and its interpretation and decisions with regard thereto shall be final and conclusive. The Administrator may delegate its duties and authority under the Plan.

2. Eligibility. All employees of the Company and its majority-owned subsidiaries (each a “Designated Subsidiary”) who have been employed for at least thirty (30) days and who perform at least thirty (30) hours of service per week for the Company or a Designated Subsidiary are eligible to participate in the Plan, provided that they are employees of the Company or a Designated Subsidiary on the first day of the applicable Purchase Period (as defined below) and that they are not required to file reports with the Securities and Exchange Commission under Section 16 of the Securities Exchange Act of 1934.

3. Purchase Periods. A Purchase Period under the Plan will begin on the first day of a calendar month (July 1, for the first Purchase Period) and end on the last day of the calendar month. During each Purchase Period, payroll deductions will be made on behalf of participating employees from paychecks paid during the Purchase Period. Such payroll deductions will be held for the purchase of Common Stock at the end of the Purchase Period. The Administrator may, at any time and at its discretion, establish a different Purchase Period.

4. Participation. An eligible employee may elect to participate in the Plan by completing and submitting an enrollment form to the Administrator no later than fourteen (14) days prior to the end of any calendar quarter. The enrollment form will authorize the after-tax payroll deduction from each paycheck received by the employee during a Purchase Period, beginning in the Purchase Period following the end of the calendar quarter in which the enrollment form was submitted to the Administrator. An eligible employee may change (increase or decrease) his or her payroll deduction election for a Purchase Period by completing and submitting a new enrollment form to the Administrator no later than fourteen (14) days prior to the end of any calendar quarter, in which case such employee’s payroll deduction will be increased or decreased accordingly, effective on the first paydate in the Purchase Period following the end of the calendar quarter in which such new enrollment form was submitted to the Administrator, or as soon as is administratively practicable.

Unless an employee files a new enrollment form or withdraws from the Plan, his or her payroll deductions and purchases of Common Stock will continue at the same rate for future Purchase Periods under the Plan as long as the Plan remains in effect.

5. Payroll Deductions. The Administrator or the Company will maintain payroll deduction bookkeeping accounts for all participating employees. An eligible employee may authorize a payroll deduction in whole dollar amounts (and in such increments as the Administrator may determine), subject to such a minimum of $40 per month and a maximum of $2,000 per month.

6. No Interest. Interest will not be paid on any employee payroll deduction accounts under the Plan.

7. Terminating Participation and Withdrawal of Funds. A participating employee may at any time until the close of business on the fourteenth (14th) day prior to the last day in any calendar quarter, and for any reason, terminate his or her participation in the Plan, in which case no further payroll deductions will be made with respect to such employee, effective on the first paydate in the Purchase Period following the end of the calendar quarter in which such employee terminated his or her participation in the Plan. Funds remaining in an employee’s payroll deduction account after an employee terminates his or her participation in the Plan will not be refunded to the employee but instead will be used to purchase Common Stock on behalf of such employee pursuant to the terms of the Plan. An employee terminating participation in the Plan may not begin participation again during the end of the calendar quarter following the calendar quarter in which the employee terminated his or her participation in the Plan. The employee may participate in any subsequent Purchase Period in accordance with the Plan and any terms and conditions as the Board or the Administrator may establish.

8. Purchase of Shares. On the last business day of each Purchase Period (the "Purchase Date") the amount of each Plan participant's payroll deductions for the Purchase Period will be used to purchase the maximum number of full and fractional shares (to three decimal places) of Common Stock that such payroll deductions will purchase. The Company will engage an independent broker, selected by the Board or the Administrator in its discretion, to purchase on the open market, using its best efforts, the greatest number of shares of Common Stock that the payroll deductions of all participants during the Purchase Period will purchase. The designated broker may use up to five days during which shares of Common Stock are trading to complete the purchase. Each participant will be deemed to have purchased shares at the average price paid by the broker for all shares purchased under the Plan during that Purchase Period. The Company will pay the cost of the broker's commission and fees on the purchase of the shares.

9. Transfer of Shares. Each participant in the Plan shall be required to open an account with the designated broker for the Plan as a condition of participation in the Plan. Once the shares have been credited to an employee's account with the designated broker, the employee is free to transfer or sell the shares at any time, subject to any restrictions imposed by law or the QTS Realty Trust, Inc. Policy on Inside Information and Insider Trading (the "Trading Policy"). The Board or Administrator may, at any time and at its discretion, choose a different broker or direct the book entry registration of shares.

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10. Termination of Employment. In the event of a participating employee's termination of employment on or before the tenth (10th) business day prior to a Purchase Date, no additional payroll deductions will be taken from any pay due to such employee, and the balance in such employee's payroll deduction account will be paid to the employee or, in the event of the employee's death, to the employee's estate. In the event of a participating employee’s termination of employment after the tenth (10th) business day prior to a Purchase Date, a purchase of shares will occur in accordance with the terms of the Plan. For purposes of the Plan, a participating employee's termination of employment or death will not be deemed to have occurred prior to the date the Administrator is provided written notice of such termination of employment or death. If, prior to the last day of the Purchase Period, the Designated Subsidiary by which an employee is employed ceases to be a Designated Subsidiary, or if the employee is transferred to a subsidiary of the Company that is not a Designated Subsidiary, the employee will be deemed to have terminated employment for the purposes of this Plan.

11. Participants Not Stockholders. No employee electing to participate in the Plan will be considered a stockholder of the Company with respect to his or her payroll deductions during any Purchase Period until shares of Common Stock have been purchased and credited to his or her account.

12. Rights Not Transferable. Rights under the Plan are not transferable by a participating employee.

13. Amendment of the Plan. The Board or its designated Administrator may at any time, and from time to time, amend the Plan in any respect.

14. Termination of the Plan. The Board may terminate the Plan at any time. Upon termination of the Plan, all amounts credited to the payroll deduction accounts of participating employees will be promptly refunded.

15. Governing Law. The Plan shall be governed by and construed in accordance with Maryland law, except to the extent that such law is preempted by federal law.

16. Withholding. Each participating employee must make provision satisfactory to the Administrator for payment of any taxes required by law to be withheld in connection with any transaction under the Plan. The Company may, to the extent permitted by law, deduct any such taxes from any payment of any kind otherwise due to an employee.

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17. Special Rules for Certain Employees.

(a) The special rules in this Section 17 apply with respect to participation in the Plan by employees who are "Restricted Persons," as defined in the Trading Policy. The provisions of this section are intended to make a Restricted Person's enrollment election under the Plan constitute a trading plan that satisfies the requirements for a Rule 10b5-1 plan under the Securities Exchange Act of 1934, as amended, with respect to such Restricted Person. The Administrator may provide for such additional rules and conditions as it may determine to permit a Restricted Person's enrollment election to satisfy the requirements of Rule 10b5-1. To the extent the provisions of this section are inconsistent with the preceding provisions of the Plan, the provisions of this section will govern with respect to Restricted Persons.

(b) A Restricted Person may elect to participate in the Plan only during a period that is not in a "black-out period" or a “special blackout period” (as described in the Trading Policy) and during which trading in Common Stock by the Restricted Person is permitted under the Trading Policy. Such Restricted Person's enrollment under the Plan will become effective for the first paydate in the Purchase Period following the date the completed enrollment form is received by the Administrator, or for such later paydate as may be administratively practicable in such Purchase Period.

(c) A Restricted Person may not change (increase or decrease) his or her enrollment election except in the fourth window period following the window period in which the Restricted Person's most recent enrollment election was made. If the Restricted Person does not change (increase or decrease) his or her enrollment election at that time, he or she will nevertheless be deemed to have made a new enrollment election during such following window period for purposes of the preceding sentence. Any change in the Restricted Person's enrollment election permitted by this paragraph will become effective for the first paydate in the Purchase Period following the date the Restricted Person's completed enrollment form is received by the Administrator as is administratively feasible.

(d) Notwithstanding the foregoing paragraph (c) of this section, a Restricted Person may at any time until the close of business on the third business day prior to the last day in a Purchase Period and for any reason terminate his or her participation in the Plan and withdraw the balance accumulated in such Restricted Person's payroll deduction account. A Restricted Person who terminates participation in the Plan may again commence participation in the Plan no earlier than the second window period following the date the Restricted Person terminates participation in the Plan.

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